SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K

          Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934



                          October 24, 1995.
           Date of Report (Date of earliest event reported)



                         IN HOME HEALTH, INC.


      Minnesota                0-17490                 41-1458213
    (State or other          (Commission            (I.R.S. Employer
    jurisdiction of          File Number)           Identification No.)
  incorporation)




                        601 Lakeshore Parkway
                              Suite 500
                  Minnetonka, Minnesota  55305-5214
               (Address of principal executive offices)


                            (612)449-7500
          Registrant's telephone number, including area code







             ITEM 1.  CHANGE IN CONTROL OF REGISTRANT



    On October 24, 1995 In Home Health, Inc. (the "Company") and
Manor Healthcare Corp., a Delaware corporation ("Manor Healthcare"), consummated the previously announced transactions provided for in a Securities Purchase and Sale Agreement (the "Purchase Agreement") entered into by the Company and Manor Healthcare on May 2, 1995.
Manor Healthcare is a wholly owned subsidiary of Manor Care, Inc., a Delaware corporation, which is publicly traded on the New York Stock Exchange. The principal business address of Manor Healthcare is 10750 Columbia Pike, Silver Spring, Maryland 20901.

    Pursuant to the Purchase Agreement, Manor Healthcare purchased 6,750,000 shares of Company common stock, 200,000 shares of Company Series A Preferred Stock and a three-year warrant to purchase an additional 6,000,000 shares of Company common stock. The aggregate purchase price paid by Manor Healthcare was $42,950,000. The source of these funds was Manor Healthcare's operating cash flow and existing lines of credit. Concurrent with the closing of the Purchase Agreement, the Company also completed and closed a self-tender offer for outstanding shares of its common stock which expired at midnight on October 23, 1995. The Company accepted for purchase 6,750,000 shares of the tendered stock at a purchase price of $3.40 per share or an aggregate of $22,950,000.

    The shares of Preferred Stock acquired by Manor Healthcare are convertible into 10,000,000 shares (subject to anti-dilution adjustments) of Company common stock and have voting rights prior to conversion on an as-if-converted basis. Thus Manor Healthcare now controls approximately 64% of the voting power of the Company's voting capital stock. Assuming complete exercise of its warrant, Manor Healthcare would control a total of approximately 70.5% of the Company's voting power.

    In accordance with the Purchase Agreement, the Company on October 24, 1995 expanded its Board of Directors from five to seven members and the resignations of two non-employee directors became effective. The two vacancies and the two new positions on the Board were filled by the appointment of four nominees of Manor Healthcare who are officers of Manor Healthcare. Thus nominees of Manor Healthcare now constitute four of the seven members of the Company's Board of Directors.




                            SIGNATURES




    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  IN HOME HEALTH, INC.



Date: October 30, 1995             /s/ JUDY M. FIGGE
                                  Judy M. Figge
                                  President